                                                                    Exhibit 10.5



                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT made and entered into this 14th day of March, 1996, by and between SHOP VAC CORPORATION, a corporation organized and existing under the laws of the State of New Jersey having its principal place of business at 2323 Reach Road, Williamsport, Pennsylvania (hereinafter referred to as "Corporation") and JONATHAN MILLER, an individual residing at 26 Woodhill Road, Tenafly, NJ 07670 (hereinafter referred to as "Executive").

                                  WITNESSETH:

         WHEREAS, Executive is now serving as Chairman, President and Chief Executive Officer of the Corporation; and

         WHEREAS, in order to induce the Executive to continue in employment with the Corporation, the Corporation and the Executive desire to enter into an Agreement setting the terms of Executive's continued employment by Corporation and providing for certain payments to be made by Corporation to Executive under certain specific conditions.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound, the parties hereto do hereby agree as follows:

         1. Status of Employment. During the Term of his employment hereunder, Executive will continue to perform the duties and responsibilities of Chairman, President and Chief Executive Officer of the Corporation. Executive agrees that except when prevented by illness, he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him by Corporation in the aforesaid capacity or capacities, pursuant to the express and implicit terms hereof, and that he will devote all of his working hours and his best efforts to the performance of his duties hereunder, and that he will not, during his employment by Corporation, become engaged in any other business activity unless approved by the Board of Directors of the Corporation. Executive agrees that during the Term he will maintain a work schedule necessary to carry out the duties and responsibilities of his position.

                   2. Term of Employment.

                  (a) Corporation agrees to employ Executive upon the terms and conditions of this Employment Agreement, and Executive agrees to so serve, for a three year term commencing March 1, 1996. The term of this Agreement will automatically renew each March 1 for an additional three year period unless, prior to the preceding December 1 within the then current term, either party shall give written notice of nonrenewal to the other party, in which event this Agreement shall terminate at the end of the three year period then in effect. For example, the initial Term of this Agreement is March 1, 1996 through February 28, 1999. On March 1, 1997, the term of this Agreement extends to February 29, 2000, unless one of the parties provides written notice of its/his intent not to renew the Agreement prior to December 1, 1996. The three year period which is at any point in time then in effect is sometimes hereinafter referred to as the "Term".

                  (b) If notice of nonrenewal is given pursuant to (a) of this
Section 2, Executive's employment right hereunder shall automatically terminate at the close of business on the last day of the then current Term. From and after the date of this Agreement and prior to the expiration of Executive's employment hereunder in accordance with the preceding sentence, termination of Executive's employment may only occur in accordance with paragraphs (c) or (d) of this Section 2 or in accordance with Section 8 hereof.

                  (c) Executive shall have the right, at any time, for any reason during the Term hereof and whether with or without cause, to terminate his employment hereunder by giving at least thirty (30) days prior written notice to the Corporation of the effective date of the termination, and as of such effective date Executive's employment with the Corporation shall cease. Unless such termination by the Executive is pursuant to Section 8(a) or 8(b) hereof, in the event of a termination by the Executive pursuant to this Section 2(c), no severance payments or other compensation or fringe benefits are payable during any period subsequent to the effective date of the termination, except for base salary and unused vacation days earned by Executive to the date of termination. If during the Term Executive's employment hereunder is terminated in accordance with Section 8(a) or Section 8(b) hereof, Executive shall be entitled to the compensation specified in Section 8 in lieu of the compensation set forth in this Section 2(c).

                  (d) Corporation may terminate Executive at any time for good cause, as determined in good faith by the Board of Directors of the Corporation. For purposes of this Agreement, good cause shall include, but not be limited to, commission of malfeasance in office constituting dishonesty, conviction of a crime involving moral turpitude or breach of fiduciary duty owed the Corporation. For purposes of this Agreement, good cause shall also include the willful failure of the Executive to perform in accordance with the reasonable directives of the Board of Directors of the Corporation after at least two (2) written warnings and within ninety (90) days following the second warning the Executive does not improve his performance to a level which is satisfactory to the Corporation. In the event of termination pursuant to this Section 2 (d), Executive shall not be entitled to any pay or benefits from the Corporation, except as required by law.

                   3. Compensation.

                  (a) Base Salary. As reasonable compensation for all services rendered by Executive to the Corporation as a full-time employee during the Term of his employment hereunder, Executive shall be entitled to receive from the Corporation, subject to withholding and other applicable employment taxes and payroll deductions, an annual base salary equal to Eight Hundred Thousand Dollars ($800,000); and provided, that, during the Term, Executive's base salary for any calendar year shall be subject to increase by the Corporation, with the approval of the Board of Directors of the Corporation, based on merit review, taking into account Executive's performance, responsibilities and any increase in the cost of living.

                  (b) Incentive Compensation. It is the intention of the parties that, in addition to the base salary as described above, Executive shall have the opportunity to earn additional compensation on an incentive basis. During the Term of his employment hereunder, Executive shall be eligible to participate in incentive compensation plans and performance bonuses on the same basis as other executives, with achievable incentive compensation and bonus awards subject to the discretion of the Board of Directors of the Corporation.

                   4. Benefits. During the Term of Executive's employment hereunder, the Corporation will provide for Executive the following benefits:

                  (a) Executive shall be entitled to participate in Corporation's employee benefit and fringe benefit plans available to other executives, subject, however, to the terms and conditions of those plans and further subject to any limitations and/or qualification conditions imposed on Corporation's employee benefit plans by the Internal Revenue Code of 1986, as amended.

                          (b) Executive shall be entitled to twenty-five (25)
days of vacation during each calendar year period, with the specific dates of vacation days to be mutually agreed upon in advance with the Chief Executive Officer of the Corporation. Vacation days unused at the end of a calendar may be carried over and used in a succeeding calendar year. To the extent any vacation days are unused at the termination of this Agreement, Executive shall be compensated therefore at the daily rate of his then base salary.

                  5. Expense Reimbursement. During the Term of his employment hereunder, Executive shall be entitled to be reimbursed by the Corporation for such expenses incurred by Executive in furtherance of the Corporation's business, including reasonable travel and entertainment expenses, as well as other similar business expenses, subject to reasonable and appropriate guidelines to be established from time to time by the Board of Directors of the Corporation for executives of the Corporation. However, for any expense to be reimbursable, Executive shall be required to maintain such records and account to the corporation in such manner as may be required under the provisions of the Internal Revenue Code and any regulations adopted thereunder.

                  6. Automobile. Corporation shall provide Executive with an automobile for Executive to use in his position with the Corporation. Corporation shall pay all reasonable costs of operation of the automobile which relate to Executive's use of the automobile in furtherance of his position with the Corporation. The type and model of automobile to be provided to Executive shall be a type and model acceptable to Executive and the Corporation. Upon termination of Executive's employment hereunder, other than by the Corporation for cause, the Corporation shall cause title to the automobile then being used by Executive to be transferred to the Executive free and clear of any liens or encumbrances.

                  7. Country Club. During Executive's employment hereunder, Executive shall be provided by the Corporation with annual membership dues to the Williamsport Country Club and the Marco Polo Club in New York City.

            8.    Certain Terminations.

                  (a) If prior to the expiration of the Term and prior to the occurrence of a Change in Control, as defined hereafter, the Executive's employment is terminated (i) by the Corporation without cause or (ii) by Executive for good reason if, (x) the nature and scope of Executive's duties or responsibilities with the Corporation are materially reduced from that which he enjoyed immediately prior thereto, (y) the Corporation's notice of nonrenewal of this Agreement, or (z) the Corporation should materially breach this Agreement in any way and fail to correct such breach within 30 days of receipt of a written notice from Executive specifying the breach and stating that he intends to terminate his employment hereunder pursuant to this Section 8(a) unless such breach is cured within 30 days, then Executive shall have no further liability hereunder and shall receive as liquidated damages, at the election of the Executive, either:

            (i) continuation, for a period of three (3) years following such termination, (A) of Executive's Cash Compensation, paid in accordance with the Corporation's normal payroll schedule, and (B) of life, disability, and accident and health insurance coverages, reasonably comparable to all available group life, disability and accident and health insurance coverages in effect for Executive on the date of termination, offset by any coverages from any subsequent employment, provided, however, that Executive shall continue to be responsible for the cost of available insurance coverages following the termination hereunder to the same extent that he was responsible for the cost of the insurance coverages prior to such termination; and provided, further, that Executive shall have no duty to mitigate his damages hereunder or to seek other employment; or

            (ii) (A) a single payment equal to the total Cash Compensation payable pursuant to (i) (A), above, discounted to present value calculated at the Applicable Interest Rate (as defined in paragraph (d) of this Section 8), and (B) continuation, for a period of three (3) years following such termination, of life, disability, and accident and health insurance coverages, reasonably comparable to all available group life, disability and accident and health insurance coverages in effect for Executive on the date of termination, offset by any coverage from any subsequent employment, provided, however, that Executive shall continue to be responsible for the cost of available insurance coverages following such termination to the same extent that he was responsible for the cost of the insurance coverages prior to such termination; and provided, further, that Executive shall have no duty to mitigate his damages hereunder or to seek other employment.

                  (b) Any of the following events occurring during the Term and after the date of any Change in Control (as defined in paragraph (d) below) which occurs during the Term (as defined in Section 2(a) hereof) shall constitute a "Termination Pursuant to a Change in Control":

           (i) Executive's employment is terminated by the Corporation or an acquiror without cause, or

           (ii) One of the following events occurs and Executive thereafter terminates his employment:

                  (A) the nature and scope of Executive's duties or responsibilities with the Corporation or acquiror are materially reduced from that which he enjoyed immediately prior to the Change in Control (other than as a result of a termination for cause); or

                  (B) Executive's then current base salary is reduced or material benefits provided in this Agreement (excluding the reduction or curtailment of benefits which affect all similarly situated employees), are eliminated; or

                  (C) Executive is assigned, without his consent, to a principal place of employment which is more than two hundred
           (200) miles from 26 Woodhill Road, Tenafly, New Jersey.

                  (c) Upon any Termination Pursuant to a Change in Control (as defined in paragraph (b) above), Executive shall have no further liability hereunder, and shall be entitled, at the election of the Executive, to either of the following:

           (i) continuation for a period of three (3) years from the date of the Termination Pursuant to a Change in Control (A) of Executive's Cash Compensation, paid in accordance with the Corporation's normal payroll schedule; and (B) of life, disability, and accident and health insurance coverages, reasonably comparable to all available group life, disability and accident and health insurance coverages in effect for Executive on the date of termination, offset by any coverage from any subsequent employment; provided, however, that Executive shall continue to be responsible for the cost of available insurance coverages following his termination to the same extent that he was responsible for the cost of the insurance coverages prior to the Termination Pursuant to a Change in Control; and provided, further, that Executive shall have no duty to mitigate his damages hereunder or to seek other employment; or

         (ii) (A) a single payment equal to the total Cash Compensation payable over the required period of salary continuation specified in (i) (A) above, discounted to present value calculated at the Applicable Interest Rate, and (B) continuation, for the same period as would be required pursuant to (i) (B) above, of life, disability, and accident and health insurance coverages, reasonably comparable to all available group life, disability and accident and health insurance coverages in effect for Executive on the date of termination, offset by any coverages from any subsequent employment, provided, however, that Executive shall continue to be responsible for the cost of available insurance coverages following his termination to the same extent that he was responsible for the cost of the insurance coverages prior to the Termination Pursuant to a Change in Control; and provided, further, that Executive shall have no duty to mitigate his damages hereunder or to seek other employment.

                   (d) Definitions.  As used in this Section:

              (i) "Cash Compensation" shall mean Executive's annual base salary in effect at the time of a termination, plus any bonus or incentive compensation earned by Executive for the calendar year immediately preceding the date of the termination.

              (ii) "Applicable Interest Rate" shall mean the weekly average yield on United States Treasury securities adjusted to a constant maturity of three (3) years, as made available by the Federal Reserve Board, effective on the date of any termination.

              (iii) "Change in Control" shall mean the occurrence of, or execution of agreements providing for, a merger, consolidation, acquisition, reorganization, sale of all or substantially all of the assets or other similar event, or a "Significant Stock Acquisition", of the Corporation; provided, however, that any merger, consolidation, acquisition or reorganization, or execution of an agreement providing for any of the foregoing transactions, involving Corporation as a constituent corporation in the transaction if, upon the effectiveness of such transaction, Corporation is a surviving corporation and there has not been, or, in the case of the execution of an agreement therefore, there is not contemplated in such agreement, a change in a majority of Corporation's Board of Directors shall not constitute a "Change in Control" for purposes of this Section 8. For purposes of this Agreement, a "Significant Stock Acquisition" of the Corporation shall have occurred if, at any time during the Term, more than 35% of the votes attributed to the Corporation's outstanding equity securities shall be acquired by any corporation, person or group other than Corporation or another wholly-owned subsidiary of Corporation. "Group" shall mean persons who act in concert as described in Section 13(d) (2) of the Securities Exchange Act of 1934, as amended.

                (e) Benefits Exclusive. The Executive acknowledges that, in the event of termination of Executive's employment during the Term of his employment hereunder pursuant to paragraph (a) or (b) of this Section 8, the payments and benefits to be made or provided to Executive pursuant to this Section 8 are to be in full satisfaction of the Corporation's obligations to Executive under this Employment Agreement and, in such an event, Executive shall not be entitled to any other payments or benefits, whether pursuant to this Agreement or otherwise, except as otherwise required by applicable law.

         9. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any time or from time to time be deemed a waiver or relinquishment of such right or power at any other time or times.

         10. Notices. All notices required or permitted by this Employment Agreement shall be in writing and shall be deemed to have been given upon delivery in person or upon deposit in certified or registered United States mail, return receipt requested, postage prepaid, to the following address of the party to whom notice is being given or to such other address of which notice shall have been given pursuant to this paragraph:

                 To Executive:   Jonathan Miller
                                 26 Woodhill Road
                                 Tenafly, NJ 07670

                 To Corporation: Shop Vac Corporation
                                 2323 Reach Road
                                 P.O. Box 3307
                                 Williamsport, PA 17701-0307

        11. Binding Effect. All of the terms, provisions and conditions of this Employment Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

        12. Governing Law and Severability. This Employment Agreement shall be construed, interpreted and applied according to the laws of the Commonwealth of Pennsylvania. All covenants and provisions contained herein, and any part thereof, are severable, and in the event that any such covenant or provision, or any part thereof, shall be held to be invalid by a court of competent jurisdiction, this Employment Agreement shall be interpreted as if such invalid covenant or provision, or part thereof, was not contained herein.

        13. Entire Agreement. This Employment Agreement contains the entire agreement of the parties hereto with respect to the employment of Executive by the Corporation and will supersede all prior agreements. This Employment Agreement may not be modified or amended, in whole or in part, except by an instrument in writing signed by all of the parties hereto.

         IN WITNESS WHEREOF, the following parties have caused their signatures and seals to be hereunto affixed to this Employment Agreement as of the day first above written.

ATTEST:                                  SHOP VAC CORPORATION


       /s/ Ruth Holt                 By:        /s/ W. Earl Stogner
---------------------------------        --------------------------------------
         Secretary                       Executive Vice President and
(SEAL)                                   Chief Financial Officer



WITNESS:                                 EXECUTIVE:

       /s/ David A Grill                       /s/ Jonathan Miller
---------------------------------        --------------------------------------
                                         Jonathan Miller                 (SEAL)